UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2016

ENDOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Musick, Irvine, CA		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 595-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 3, 2016, Endologix, Inc. (“Endologix”) completed the previously announced acquisition of TriVascular Technologies, Inc. (“TriVascular”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated October 26, 2015, by and among Endologix, TriVascular and Teton Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Endologix (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Endologix acquired TriVascular through the merger of Merger Sub with and into TriVascular (the “Merger”), with TriVascular surviving the Merger as a wholly-owned subsidiary of Endologix.

Under the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of capital stock of TriVascular (other than shares for which appraisal rights under Delaware law were properly exercised and other than shares held in treasury by TriVascular or shares held by Endologix, any subsidiary of Endologix, TriVascular or any subsidiary of TriVascular) was converted into the right to receive (i) $0.34 in cash and (ii) 0.631 shares of Endologix common stock (the “Merger Consideration”). Endologix paid approximately $106,828,804 in aggregate consideration, consisting of (i) approximately $7,410,301 in cash and (ii) 13,618,973 shares of Endologix common stock.

Five days prior to the effective time of the Merger, the vesting of each outstanding option to purchase TriVascular’s common stock accelerated in full. Each stock option exercised in accordance with its terms prior to the effective time of the Merger was converted into the right to receive the Merger Consideration.

Five days prior to the effective time of the Merger, the vesting of each outstanding restricted stock unit accelerated in full. The number of shares of TriVascular common stock subject to each restricted stock unit were issued to the holder of the restricted stock unit, and such shares of TriVascular common stock were automatically converted into the right to receive the Merger Consideration.

The foregoing descriptions of the Merger and the Merger Agreement in this Item 2.01 are qualified in their entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to Endologix’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 26, 2015 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, Christopher G. Chavez, formerly a director of TriVascular, was appointed to Class II of the Endologix board of directors, effective as of the closing of the Merger. Mr. Chavez was appointed to the Endologix board of directors pursuant to the Merger Agreement, which required that Endologix take all appropriate actions at or prior to the closing of the Merger to appoint Mr. Chavez to the Endologix board of directors, effective as of the effective time of the Merger, including adjusting the size of the Endologix board of directors, if necessary.

Mr. Chavez served as a director on the TriVascular board of directors since 2012 and as President, Chief Executive Officer and Chairman of TriVascular. Mr. Chavez has over 30 years of leadership experience in the medical device industry. From 2005 through August 2011, Mr. Chavez served as President of the Neuromodulation Division of St. Jude Medical, Inc. (“St. Jude Medical”) and Mr. Chavez served as CEO, President and Director of Advanced Neuromodulation Systems (“ANS”) from 1998 until its acquisition by St. Jude Medical in 2005. Prior to ANS, Mr. Chavez spent 17 years at Johnson & Johnson, most recently as Vice President and General Manager of the Infection Control Business Unit. Mr. Chavez served on the board of directors of Advanced Medical Optics Inc. from 2002 until it was acquired by

Abbott Laboratories Inc. in 2009. Mr. Chavez has previously served as Chairman of the Medical Device Manufacturers Association and Chairman of the Dallas/Fort Worth Health Industry Council. Mr. Chavez received his M.B.A. from Harvard Business School and his Bachelors of Accountancy from New Mexico State University, Las Cruces. Endologix believes that Mr. Chavez’s detailed knowledge of Endologix and TriVascular and his more than 30 years of experience in the medical device industry qualify him to serve on the Endologix board of directors.

Item 8.01	Other Events

On February 3, 2016, Endologix and TriVascular issued a joint press release announcing the completion of the Merger. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements and Exhibits

Endologix intends to amend this report to include the historical financial information required under Item 9.01(a) within 71 calendar days from the filing of this Form 8-K.

(b)	Pro Forma Financial Information

Endologix intends to amend this report to include the pro forma financial information required under Item 9.01(b) within 71 calendar days from the filing of this Form 8-K.

(d)	Exhibits

Exhibit Number	Description

99.1	Joint Press Release issued by TriVascular Technologies, Inc. and Endologix, Inc., dated February 3, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: February 3, 2016	/s/ Vaseem Mahboob
Vaseem Mahboob
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Joint Press Release issued by TriVascular Technologies, Inc. and Endologix, Inc., dated February 3, 2016.